Exhibit 10.6

ADAPTIMMUNE LIMITED

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

SEPTEMBER 23, 2014

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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6.12	Entire Agreement	29
6.13	Dispute Resolution	29

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B -	FORM OF AMENDED ARTICLES OF ASSOCIATION

Exhibit C -	DISCLOSURE SCHEDULE

Exhibit D -	FORM OF INVESTORS’ RIGHTS AGREEMENT

Exhibit E -	FORMS OF U.S. AND ENGLISH LAW OPINIONS OF MAYER BROWN LLP AND MAYER BROWN INTERNATIONAL LLP

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SERIES A PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”), is made as of the 23rd day of September 2014 by and among Adaptimmune Limited, a private limited company incorporated under the laws of England and Wales (the “Company”) and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1.                                      Purchase and Sale of Preferred Shares.

1.1                               Sale and Issuance of Series A Preferred Shares.

(a)                                 The Company shall adopt on or before the Closing (as defined below) the Amended Articles of Association in the form of Exhibit B attached to this Agreement (the “Amended Articles”).

(b)                                 Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series A Preferred Shares, £0.001 par value per share (the “Series A Preferred Shares”), set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of £35.5702 (U.S.$59.0359)(1) per share. The Series A Preferred Shares issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Preferred Shares.”

1.2                               Closing; Delivery.

(a)                                 The purchase and sale of the Preferred Shares shall take place remotely via the exchange of documents and signatures, at 2:00 p.m., on September 23, 2014, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b)                                 At Closing, the Company shall deliver to each Purchaser a certificate representing the Preferred Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company.

1.3                               Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, the Company will use the proceeds from the sale of the Preferred Shares for working capital and general corporate purposes.

1.4                               Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(1) Based on the exchange rate of $1.6597 = GBP1.00.

(a)                                 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, limited partner, member, manager, employee, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the term “control” when used with respect to any Person means the power to direct the management or policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(b)                                 “Budget” means the budget for the Company for the year from July 1,2014 to June 30, 2015.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(d)                                 “Companies Act” means the Companies Act 2006, as amended, and any subordinate legislation in force thereunder.

(e)                                  “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(f)                                   “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights, know how, and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and presently proposed to be conducted.

(g)                                  “Data Site” means the electronic data room titled “Adaptimmune” maintained by Share Vault in relation to the Company as at the execution of this Agreement on the date hereof.

(h)                                 “Fidelity Letter” means the agreement between the Company and Beacon Bioventures Fund III Limited Partnership, dated as of the date of the Closing in the form as mutually agreed.

(i)                                     “Investors’ Rights Agreement” means the agreement among the Company and the Purchasers dated as of the date of the Closing, in the form of Exhibit C attached to this Agreement.

(j)                                    “Key Employee” means any executive-level employee (including department head and vice president-level positions) as well as any employee or consultant who plays a material role either alone or in concert with others in developing, inventing or designing any Company Intellectual Property.

(k)                                 “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of James Noble, Helen Tayton-Martin and Bent Jakobsen.

(l)                                     “Management Rights Letter” means the agreement between the Company and NEA, dated as of the date of the Closing, in the form as mutually agreed.

(m)                             “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

(n)                                 “NEA” means New Enterprise Associates 14, L.P.

(o)                                 “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(p)                                 “Orbimed” means Orbimed Private Investments V, L.P.

(q)                                 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(r)                                    “Purchaser” means each of the Purchasers who is a party to this Agreement as set forth in Exhibit A.

(s)                                   “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(t)                                    “Shareholders Agreement” means the Amended and Restated Agreement among the Company, the Purchasers and the holders of Ordinary Shares (as defined herein), dated as of the date of the Closing.

(u)                                 “Transaction Agreements” means this Agreement, the Investors’ Rights Agreement and the Shareholders Agreement.

(v)                                 “Wellington Letter” means the agreement between the Company and certain of the Purchasers, dated as of the date of the Closing.

2.                                      Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Subsections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any subsidiaries of the Company, unless the context otherwise requires or as otherwise noted herein.

2.1                               Organization, Good Standing, Corporate Power and Qualification. The Company is a private limited company, duly incorporated under the laws of England and Wales and has all requisite corporate power and authority to carry on its business as presently conducted. The Company is duly qualified to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Adaptimmune LLC is a limited liability company duly organized under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted. Adaptimmune LLC is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2                               Capitalization.

(a)                                 The issued share capital of the Company consists of:

(i)                                     immediately prior to the Closing, 1,813,701 ordinary shares, par value £0.001 per share (the “Ordinary Shares”). All of the outstanding Ordinary Shares have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable English laws; and

(ii)                                  at the date of the Closing, 1,758,418 Preferred Shares, have been authorized and will be issued at the Closing. The rights, privileges and preferences of the Preferred Shares are as stated in the Amended Articles and as provided by the Companies Act.

(b)                                 In addition to the 1,813,701 Ordinary Shares that have been issued, the Company has reserved 324,460 Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its July 2008 and its April 2014 Share Option Scheme Rules duly adopted by the Board of Directors and approved by the Company shareholders (the “ Share Option Scheme Rules”). Of such reserved Ordinary Shares, options to purchase 100,577 Ordinary Shares have been granted and are currently outstanding, and from the date of the Closing options over 223,883 Ordinary Shares will be available to be granted to officers, directors, employees and consultants pursuant to the Share Option Scheme Rules. The Company has furnished to the Purchasers complete and accurate copies of the Share Option Scheme Rules and forms of agreements used thereunder.

(c)                                  Subsection 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares; (ii) granted share options that remain outstanding, including vesting schedule and exercise price; (iii) Ordinary Shares reserved for future award grants under the Share Option Scheme Rules; (iv) the Preferred Shares; and (v) warrants or share purchase rights, if any. Except for (A) the conversion privileges of the Preferred Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Subsection 2.2(a)(ii) of this Agreement and Subsection 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Ordinary Shares or Preferred Shares, or any securities convertible into or exchangeable for Ordinary Shares or Preferred Shares. All outstanding Ordinary Shares and all Ordinary Shares underlying outstanding options are subject to a right of pre-emption in favor of the other shareholders of the Company upon any proposed transfer (other than permitted transfers or transfers approved by the shareholders of the Company other than the proposing transferor, as set forth in the Amended Articles).

(d)                                 Except as set forth in Subsection 2.2(d), of the Disclosure Schedule, none of the Company’s share option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s share option plan(s) is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Amended Articles, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e)                                  The Company has obtained valid waivers of any rights by other parties to purchase any of the Preferred Shares covered by this Agreement.

2.3                               Subsidiaries. Except as set forth in Subsection 2.3 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity and is not a participant in any joint venture, partnership or similar arrangement.

2.4                               Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Preferred Shares at the Closing and the Ordinary Shares issuable upon conversion of the Preferred Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Preferred Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable laws.

2.5                               Valid Issuance of Shares.

(a)                                 The Preferred Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the Amended Articles and applicable laws. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6, the Preferred Shares will be issued in compliance with all applicable federal and state securities laws. The Ordinary Shares issuable upon conversion of the Preferred Shares upon issuance in accordance with the terms of the Amended Articles, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the Amended Articles and applicable laws. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Section 2.6, the Ordinary Shares issuable upon conversion of the Preferred Shares will be issued in compliance with all applicable laws.

(b)                                 No “bad actor” disqualifying event described in Rule 506(d)(l)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable.

2.6                               Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Amended Articles, (ii) the filings of resolutions, returns and notices pursuant to the Companies Act and (iii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7                               Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or to the Company’s knowledge any investigation pending or currently threatened in writing (i) against the Company or any officer or director or Key Employee of the Company arising out of their employment or board relationship with the Company; or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers or directors or Key Employee is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or, to the Company’s knowledge investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8                               Intellectual Property.

(a)                                 Except as set forth in Subsection 2.8(a) of the Disclosure Schedule, the Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others.

(b)                                 Except as set forth in Subsection 2.8(a) of the Disclosure Schedule, to the Company’s knowledge, no product or service when marketed or sold (or proposed to be marketed or sold) by the Company (i) violates or will violate any license, infringes or will infringe any valid and enforceable intellectual property rights or misappropriates or will misappropriate any intellectual property rights of any other party or (ii) constitutes or will constitute unfair competition or unfair trade practices under applicable laws.

(c)                                  Other than with respect to commercially available software products under standard end-user object code license agreements and other than that which is identified in Subsection 2.8(c) of the Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(d)                                 The Company has not received any oral or written communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(e)                                  To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by or consulting relationship with the Company, and no such employee, consultant or Person is subject to a superseding obligation to assign inventions developed for the Company to another entity (including, but not limited to, a prior employer).

(f)                                   Each employee and consultant has expressly assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.

(g)                                  Except as disclosed in Subsection 2.8(g) of the Disclosure Schedule, all of the Company’s confidentiality and other agreements where intellectual property has been or may be developed for the Company or based on the Company confidential information (e.g., manufacturing agreements, service agreements, pre-clinical/clinical trial agreements, etc.) include provisions that expressly assign any such intellectual property to the Company.

(h)                                 The Company has made all filings and payments to maintain each item of Company Intellectual Property in full force and effect in accordance with applicable laws and deadlines.

(i)                                     No issuance or registration obtained and no application filed by the Company for any Company Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(j)                                    None of the Company Intellectual Property is or has been subject to any challenge by a third party, including any interference, derivation, reexamination, inter partes review, post grant challenge, cancellation, nullity action, third party observations, or opposition proceeding.

(k)                                 To the Knowledge of the Company, there is no prior art that could reasonably render any of the Company Intellectual Property unpatentable.

(l)                                     To the Knowledge of the Company, all individuals who owe any duty of candor, disclosure, and good faith to the United States Patent and Trademark Office or any other agency responsible for registration of patents with respect to the Company Intellectual Property have complied in all material respects with such duties under all applicable laws, including 37 C.F.R. § 1.56 with respect to United States patents and patent applications.

(m)                             No invention claimed in the Company Intellectual Property was described in a printed publication of the Company, or, to the Knowledge of the Company, of any other person prior to the date of priority applicable to such invention.

(n)                                 No invention claimed in the Company Intellectual Property was on sale by the Company or, to the Knowledge of the Company, by any other person, prior to the date of priority applicable to such invention.

(o)                                 All priority claims made in the patents and patent applications included in the Company Intellectual Property are accurate.

(p)                                 To the Knowledge of the Company, the appropriate individuals have been named as inventors on the patents and patent applications included in the Company Intellectual Property.

(q)                                 All invention assignments have been properly executed and recorded for all patents and patent applications included in the Company Intellectual Property.

(r)                                    No material rights under the Company Intellectual Property will be adversely affected by the execution of this Agreement.

(s)                                   To the Knowledge of the Company, the Company Intellectual Property is valid and enforceable.

(t)                                    Other than as identified in Subsection 2.8(t) of the Disclosure Schedule, the Company has not made any oral or written claim against any Person alleging any infringement, misappropriation, or other violation of any Company Intellectual Property.

(u)                                 The Company has taken commercially reasonable measures to protect the confidentiality of any trade secrets included in the Company Intellectual Property.

(v)                                 Except as disclosed in Subsection 2.8(v) of the Disclosure Schedule, to the extent the Company uses any open source or copyleft software or is a party to open or public source or similar licenses, the Company is in compliance with the terms of any such licenses, and the Company is not required under any such license to (i) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software or (ii) distribute or make available any of the Company’s proprietary software or intellectual property.

(w)                               Other than those identified in Subsection 2.8(w) of the Disclosure Schedule, no government funding and no facilities of any educational institution or research center were used in the development of any Company Intellectual Property owned by the Company, and to the Knowledge of the Company, any Company Intellectual Property licensed to the Company.

(x)                                 No governmental authority, educational institution or research center owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Company Intellectual Property owned by the Company, and to the Knowledge of the Company, any Company Intellectual Property licensed to the Company.

(y)                                 Other than those identified in Subsection 2.8(y) of the Disclosure Schedule, there has been no breach of any provision in any material agreement related to Company Intellectual Property, either by the Company or the other party to the agreement.

(z)                                  For purposes of this Subsection 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to applicable English and United States patent laws.

2.9                               Compliance with Other Instruments. To its knowledge, the Company is not in violation or default (i) of any provisions of its Amended Articles, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any provision of English law, rule or regulation applicable to the Company, in each instance where the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10                        Agreements; Actions.

(a)                                 Except for the Transaction Agreements and except as disclosed in the Disclosure Schedule to the Company’s knowledge, there are no material agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations of, or payments to, the Company in excess of £2,500,000 per annum, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive rights to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)                                 The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed, (iii) made any loans or advances to any Person (including to any shareholder or employee of the Company), other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Subsection 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum pounds sterling amounts of such subsection.

(c)                                  The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d)                                 The Company has not engaged in the past three (3) months in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person.

(e)                                  Except as disclosed in the Disclosure Schedule or in connection with the Transaction Agreements, the Company:

(i)                                    has no material capital commitments;

(ii)                                 is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature or which involves or could involve a material obligation or liability;

(iii)                              has not become bound and no Person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled) to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date;

(iv)                             is not a party to any agreement which is or may become terminable as a result of the entry into or completion of this agreement;

(v)                                 has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

(vi)                              is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement;

(vii)                           is not a party to or enjoys the benefit of any agreement requiring registration or notification under or by virtue of any statute; or

(viii)                        is not in default of any material agreement or arrangement to which it is a party.

(f)                                   The Company has not been and is not a party to any contract or arrangements binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm’s length basis.

2.11                        Certain Transactions.

(a)                                 Other than (i) employment agreements and standard employee benefits generally made available to all employees, (ii) discretionary bonus awards described in Subsection 2.16 of the Disclosure Schedule, (iii) standard consultancy agreements under which consultants are generally engaged, described in Subsection 2.21 of the Disclosure Schedule, (iv) standard director and officer indemnification agreements approved by the Board of Directors, (v) arrangements as contemplated by the Amended Articles, and (vi) the purchase of shares of the Company’s capital stock and the issuance of options to purchase some of the Company’s Ordinary Shares, approved in the written minutes of the Board of Directors Remuneration Committee, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors or consultants, or any Affiliate thereof.

(b)                                 The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or Key Employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licenses and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship except as disclosed in Subsection 2.11(b) of the Disclosure Schedule, or any firm of corporation which competes with the Company except that directors, officers, employees or shareholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

2.12                        Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as previously disclosed to the Purchasers and as provided in the Shareholders Agreement, to the Company’s knowledge, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13                        Property. With respect to the leasehold property that the Company occupies under a letting arrangement with Immunocore Limited, details of which are disclosed in Subsection 2.13 of the Disclosure Schedule, the Company is in compliance with such letting arrangement and, occupies under a letting arrangement, which the Company has duly complied with and has no outstanding liabilities under, free of any liens, claims or encumbrances other than those of the lessors of such property or assets, no termination notice has been given by either the landlord, or the Company in relation to the letting arrangement. Except as disclosed in Subsection 2.13 of the Disclosure Schedule, it is the only property in which the Company has an interest or occupies, or in relation to which has any actual or contingent liability, including any actual or contingent liability as previous lessee or underleasee or guarantor or surety or covenantor in relation to any lease or underlease. The Company does not own any freehold property.

2.14                        Financial Statements. Except as identified in Subsection 2.14 of the Disclosure Schedule, the Company has disclosed to the Purchasers its audited financial statements as of June 30, 2013 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of May 31, 2014 (collectively, the “Financial Statements”). The audited Financial Statements have been prepared in accordance with U.K. Generally Accepted Accounting Standards (“UK GAAP”) and in accordance with the Financial Reporting Standard for Smaller Entities. The unaudited Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and adopted by the European Union, except that the unaudited Financial Statements may not contain all footnotes required by IFRS. The audited Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. The unaudited Financial Statements are not inaccurate or misleading in any material respect, and are subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to May 31, 2014; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under UK GAAP or IFRS (as applicable) to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains a standard system of accounting established and administered in accordance with IFRS.

2.15                        Changes. Except as identified in Subsection 2.15 of the Disclosure Schedule, since the date of the most recent Financial Statements there has not been:

(a)                                 any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect and the business has been carried on in the ordinary course, so as to maintain the same as a going concern;

(b)                                 any acquisition or disposals (or agreements to enter into an acquisition or disposal) of any business or material asset (other than trading stock in the ordinary course of the business carried on by it) or assumed any material liability (including a contingent liability);

(c)                                  any material deterioration or downturn by comparison from the most recent Financial Statements, in the trading or profitability of the business as regards turnover, state of order book, expenses and profit margins;

(d)                                 any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(e)                                  any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(f)                                   any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(g)                                  any material change to a material contract or agreement by which the Company or any of its assets is bound or subject, except for any material changes made to agreements that are required in order to implement the purchase of the Preferred Shares by the Purchasers;

(h)                                 any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder nor has the Company paid any bonus or special remuneration to any of its employees, officers or directors, except as disclosed in Subsection 2.15 of the Disclosure Schedule;

(i)                                     any resignation or termination of employment of director or executive officer or Key Employee of the Company;

(j)                                    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(k)                                 any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l)                                     any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(m)                             any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(n)                                 to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(o)                                 any arrangement or commitment by the Company to do any of the things described in this Subsection 2.15, other than the transactions contemplated by the Transaction Agreements.

2.16                        Employee Matters.

(a)                                 As of September 23, 2014, Adaptimmune Limited employs 39 full-time employees and 2 part-time employees and engages 5 full-time equivalent consultants or independent contractors and Adaptimmune LLC employs 11 full-time employees and engages 0.5 full-time equivalent consultants or independent contractors. Subsection 2.16 of the Disclosure Schedule provides a summary description of compensation policy and a schedule providing a description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company employed or engaged by the Company as of August 8, 2014 who received salary awards or payments under consultancy agreements in excess of £50,000 per annum for the fiscal year ended June 30, 2014 or is anticipated to receive salary awards or payments under consultancy agreements in excess of £50,000 per annum for the fiscal year ended June 30, 2015, has been disclosed to the Purchasers prior to the date hereof through a compensation schedule referenced in the Disclosure Schedule and made available on the Data Site. The Company confirms that where it has employed or engaged additional individuals in the period from August 8, 2014 to the date of the Closing who are anticipated to receive salary awards or payments under consultancy agreements in excess of £50,000 per annum for the fiscal year ended June 30, 2015 then the Company has disclosed an updated compensation schedule to the Purchasers in the Data Site.

(b)                                 To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)                                  The Company is not delinquent to any material extent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable English equal employment opportunity laws and with English laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)                                 To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. Except as identified in Subsection 2.16 of the Disclosure Schedule, the employment of each employee of Adaptimmune Limited is terminable on service of notice by the Company and the employment of each employee of Adaptimmune LLC is terminable at will. Except as set forth in Subsection 2.16 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as required by law, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services. No director of the Company has given, or offered to give, a disqualification undertaking under Section 1A of the Company Directors Disqualification Act 1986.

(e)                                  The Company has not made any representations regarding equity incentive to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s Board of Directors Remuneration Committee.

(f)                                   Subsection 2.16 of the Disclosure Schedule references each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to and which are disclosed through the Data Site. The Company has made all required contributions and has no liability to any such employee benefit plan, and has complied in all material respects with all applicable laws for any such employee benefit plan and has complied in all material respects with all pensions auto-enrolment legislation.

(g)                                  The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(h)                                 To the Company’s knowledge, except as disclosed to the Purchasers prior to the date hereof none of the Key Employees or directors or officers of the Company has been (a) subject to voluntary or involuntary petition under U.K. insolvency or the U.S. federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(i)                                     The Company does not operate any redundancy or maternity or paternity pay scheme which pays in excess of the minimum required by statute and, over the last five years, the Company has not paid any amount in excess of the minimum required by statute.

(j)                                    All employees of the Company are legally entitled to work in the country in which that individual is working for the Company.

(k)                                 There is no pending, current or outstanding grievances or disciplinary procedures or employment related litigation and, to the Company’s knowledge, there are no historic or current reasons why litigation may be brought by or on behalf of any officer, employee, consultant and independent contractor of the Company.

(l)                                     The Company does not recognize a trade union and there are no collective bargaining or trade union agreements in force.

(m)                             The Company has not ever operated and does not currently operate and has no plans to operate a defined benefit pension scheme.

(n)                                 No employee who formerly participated in a defined benefit pension scheme has entered employment with the Company pursuant to the UK Transfer of Undertakings (Protection of Employment) Regulations 2006.

2.17                        Tax Returns and Payments.

(i)                                  There are no U.K. or U.S. federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid and there are no circumstances in which interest or penalties in respect of any tax not duly paid could be charted against the Company in respect of any period prior to Closing. With the exception of taxes arising in the ordinary course of the Company’s business, including but not limited to employment taxes such as national insurance, there are no accrued and unpaid U.K. or U.S. federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable U.K. or U.S. federal, state, local or foreign governmental agency. The Company has duly and timely filed all U.K. and applicable U.S. federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year and the Company has not been involved in any dispute with the UK or US tax authorities concerning any matter likely to affect in any way the liability (whether accrued contingent or future) of it to tax and the Company is not aware of any matter which my lead to such dispute.

(ii)                               All documents to which the Company is a party or which form part of the Company’s title to any asset owned or possessed by it or which the Company may need to enforce or produce in evidence in the courts of the United Kingdom have been duly stamped and (where appropriate) adjudicated.

(iii)                            Except as identified in Subsection 2.17(iii) of the Disclosure Schedule, no directors, officers or employees of the Company have received any securities, interests in securities or securities options as defined in Part 7 Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”).

(iv)                           No directors, employees or officers of the Company have received any securities or interests in securities in a form which is or could be treated as a “readily convertible asset” as defined in section 702 of ITEPA.

(v)                                 Except as identified in Subsection 2.17(v) of the Disclosure Schedule, all directors, officers or employees of the Company who have received any securities or interests in securities falling with Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the Company under section 431(1) of ITEPA within the statutory time limit and a schedule of any such directors, officer or employees and the elections entered into is attached to the Disclosure Schedules.

(vi)                              The Company is not and has never been a close investment-holding company as defined in section 34 of the UK Corporation Tax Act 2010 (“CTA”).

(vii)                           No distribution within section 1064 of the CTA has been made by the Company and no loan or advance within sections 455, 459 and 460 of the CTA has been made (and remains outstanding) or agreed to, by the Company, and the Company has not, since the date of the Financial Statements, released or written off the whole or part of the debt in respect of any such loan or advance.

(viii)                        Except as identified in Subsection 2.17 (viii) of the Disclosure Schedule, all acquisitions or disposals of assets by the Company and all supplies of services by and to the Company have occurred at arm’s length between unconnected persons and for a consideration in cash at market value.

(ix)                              The Company is registered for the purposes of the UK Value Added Tax Act 1994 (“VATA”) (and has not at any time been treated as a member of a group of companies for such purpose). The Company has complied with all statutory provisions, regulations and notices relating to VAT and has duly and punctually accounted for and/or paid HMRC all amounts of VAT which it ought to have so accounted for and/or paid.

2.18                        Controlled Foreign Corporation. The Company represents that as of the date of the Closing (and immediately thereafter) neither the Company nor any of its Subsidiaries shall be a “controlled foreign corporation” within the meaning of Section 957 of the Code.

2.19                        Reserved.

2.20                        Insurance. Subsection 2.20 of the Disclosure Schedule references all the insurance policies currently held by the Company, which are disclosed through the Data Site. In respect of such insurances, all premiums have been fully paid and are up to date, the policies are in full force and effect and are not voidable on account of any act, omission or non-disclosure on the part of the insured nor could they be declared null and void or as a consequence of which any claim might be rejected and, to the Company’s knowledge, there are no circumstances which would or might give rise to any claim and no insurance claim is outstanding.

2.21                                Employee Agreements. Except as disclosed in Subsection 2.21 of the Disclosure Schedule, each current and former employee, consultant, director and officer of the Company has signed a contract of employment or consultancy agreement or service agreement, as the case may be, with the Company containing provisions regarding confidentiality and proprietary information (including an express present tense assignment of inventions to the Company) substantially in the form or forms disclosed to the Purchasers prior to the date hereof. No current or former director, officer, consultant or employee has excluded works or inventions from his or her assignment of inventions pursuant to his or her contract of employment or consultancy agreement of service agreement. Each current director of the Company has executed a service agreement or a letter of appointment containing non-competition and non-solicitation provisions described in Subsections 2.11 and 2.21 of the Disclosure Schedule. The Company is not aware that any of its current employees is in violation of any agreement covered by this Subsection 2.21.

2.22                                Permits. Except as disclosed in Subsection 2.22 of the Disclosure Schedule, the Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.23                                Corporate Documents. The Amended Articles of the Company are in the form provided to the Purchasers. The Company has in its possession its register of members and other statutory books all of which have been properly kept and contain a record which is true, accurate and complete in all material respects of all matters with which they should deal. All returns, resolutions and other documents necessary or desirable to be filed with the Registrar of Companies have been duly filed and were correct when filed.

2.24                        Environmental and Safety Laws. Except as identified in Subsection 2.24 of the Disclosure Schedule and except as could not reasonably be expected to have a Material Adverse Effect to the best of the Company’s knowledge (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments that are directly relevant to its operations.

For purposes of this Subsection 2.24, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.25                        Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Preferred Shares, including slide show presentations (the “Presentations”). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Presentations were prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Presentations. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

2.26                        Foreign Corrupt Practices Act. Neither the Company nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither the Company, or, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”). Neither the Company nor any person acting for or on behalf of the Company is being prosecuted for an offence, under the UK Bribery Act of 2010 or under applicable anti-corruption laws or regulations of any jurisdiction and there are no circumstances known to the Company likely to give rise to any such prosecution, investigation or enquiry.

2.27                        Information. The information contained in the Data Site is at the date of this Agreement true and accurate in all material respects. The Company has no knowledge of any fact or matter not disclosed in writing to the Purchasers which directly affects the business, the disclosure of which might reasonably affect the willingness of a reasonable institutional investor to apply for shares in the capital of the Company or the price at or terms upon which an institutional investor would be willing to subscribe them.

2.28                        Budget. The Budget has been diligently prepared and, except as disclosed in Subsection 2.28 of the Disclosure Schedule, to the Knowledge of the Company it represents a realistic plan in relation to the future progress, expansion and development of the business. All factual information contained in the Budget was when given and is at the date of this Agreement true, complete and accurate in all material respects and not misleading. The financial forecasts, projections or estimates contained in the Budget have been diligently prepared, are fair, valid and reasonable nor have they been disproved in the light of any events or circumstances which have arisen subsequent to the preparation of the Budget up to the date of this Agreement. The assumptions upon which the Budget has been prepared have been carefully considered and are honestly believed to be reasonable, having regard to the information available and to the market conditions prevailing at the time of their preparation.

2.29                        Regulatory Compliance.

(a)                                         The Company has operated and currently is in compliance in all material respects with applicable statutes, regulations, guidances and orders administered or enforced by the U.S. Food and Drug Administration (“FDA”) and any other U.S. federal, state or local or foreign regulatory authority. To the Company’s knowledge, there is no pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other U.S. federal, state or local or foreign regulatory authority or court alleging that any operation, product or activity of the Company is in violation of any applicable law, rule or regulation. The facilities used by the Company, the sites at which human clinical studies are conducted by the Company, and, to the Company’s knowledge, the sites at which human clinical studies are conducted on behalf of the Company or sponsored by the Company are not subject, as applicable, to any adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, safety alert, mandatory or voluntary recall, investigation, Section 305 notice, or other compliance or enforcement action, from or by the FDA or any other U.S. federal, state or local or foreign regulatory authority.

(b)                                         The clinical, non-clinical and other studies, tests and trials conducted by or on behalf of the Company, or sponsored by the Company, or in which the products or product candidates of the Company have been tested, were and, if still pending, are being conducted in all material respects in accordance with, as applicable, good laboratory practices, good clinical practices and the protocols submitted to the FDA, if any, or any other regulatory authority and to institutional review boards or their foreign equivalents, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and controls and all applicable U.S. federal, state and local and foreign laws, rules, and regulations, including, but not limited to, the U.S. Federal Food, Drug, and Cosmetic Act and its implementing regulations. Neither the FDA nor any other regulatory authority has commenced, or to the Company’s knowledge, threatened to initiate, any action to terminate, delay or suspend any proposed or ongoing clinical investigation conducted or presently proposed to be conducted by or on behalf of the Company. Except as set forth in Section 2.29(b) of the Disclosure Schedule, the Company has not received any written notice or correspondence from any institutional review board or foreign equivalent requiring the termination or suspension of a clinical study, conducted by or on behalf of the Company.

(c)                                          All of the Company’s notifications, applications, reports or other submissions, if any, to the FDA or any other U.S. federal, state or local or foreign regulatory authority, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made and did not include any false statements, and remain true, accurate and complete in all material respects and do no omit to state a material fact necessary to make the statements therein not misleading. The results of all clinical and non-clinical tests provided to the Purchasers, whether orally, in writing or electronically, were true, complete and accurate in all material respects and did not omit any information known to the Company and necessary or material to understanding such results.

(d)                                         The Company has not committed any act, made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments or other modifications thereto, with respect to statements or submissions made to the FDA if any, or any similar laws, rules, regulations or policies under the jurisdiction of any other regulatory authority with respect to statements or submissions made to any other regulatory authority. Neither the Company nor, to the Company’s knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state or foreign law or regulation, and neither the Company nor any such person has been so debarred or excluded.

2.30                        Contracts With Connected Persons. Except as disclosed in Subsections 2.2(c), 2.8 and 2.13 of the Disclosure Schedule, there are no existing contracts or arrangements to which the Company is a party and in which any of its directors or shareholders and/or any person connected with any of them is interested. Except as disclosed in Subsection 2.2(c) of the Disclosure Schedule, there are no agreements between any of the shareholders of the Company or between any of the shareholders and the Company other than the Shareholders Agreement. No shareholder nor any person connected with a shareholder owns any property used by the Company.

2.31                        Statutory and Legal Requirements. All statutory, municipal, governmental, court and other requirements applicable to the carrying on of the business of the Company, the formation, continuance in existence, creation and issue of securities, management, property or operation of the Company have been complied with in all material respects, and except as identified in Subsection 2.24 of the Disclosure Schedule, all permits, authorities, licenses and consents have been obtained and all conditions applicable thereto complied with and, to the knowledge of the Company, there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licenses or consents, nor is there any agreement which materially restricts the fields within which the Company may carry on its business. The Company has obtained all export licenses required for all products, technology or services exported by or on behalf of the Company to or from any part of the world. The Company has not committed and is not liable for any criminal, illegal, unlawful, ultra vires or unauthorized act or breach of covenant, contract or statutory duty.

2.32                                OFAC. The Company and its directors, officers and employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, to the extent applicable to the Company and such persons, and all other applicable anti-money laundering laws. The Company will not, directly or indirectly, use the proceeds of the sale of the Preferred Shares pursuant to this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund or facilitate any activities or business of or with any person or in any country or territory that, at the time of such funding or facilitation, is the subject or target of any OFAC sanctions.

3.                                      Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1                               Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2                               Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Preferred Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Preferred Shares. The Purchaser has not been formed for the specific purpose of acquiring the Preferred Shares.

3.3                               Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Preferred Shares with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4                               Restricted Securities. The Purchaser understands that the Preferred Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Preferred Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Preferred Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Preferred Shares, or the Ordinary Shares into which the Preferred Shares may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Preferred Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5                               No Public Market. The Purchaser understands that no public market now exists for the Preferred Shares (or the Ordinary Shares), and that the Company has made no assurances that a public market will ever exist for the Preferred Shares (or the Ordinary Shares).

3.6                               Legends. The Purchaser understands that the Preferred Shares and any securities issued in respect of or exchange for the Preferred Shares, may be notated with one or all of the following legends:

(a)                                 “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED.”

(b)                                 Any legend set forth in, or required by, the other Transaction Agreements.

(c)                                  Any legend required by applicable U.K. securities laws or the securities laws of any state to the extent such laws are applicable to the Preferred Shares represented by the certificate, instrument, or book entry so legended.

3.7                               Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8                               Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Preferred Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Preferred Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Preferred Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Preferred Shares will not violate any securities or other laws of the Purchaser’s jurisdiction in each case that are applicable to such Purchaser.

3.9                               No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Preferred Shares.

3.10                        Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon Guggenheim Securities, LLC, the placement agent engaged by the Company in connection with the sale of the Preferred Shares hereunder (the “Placement Agent”), or any other Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Preferred Shares.

3.11                        Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A: if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4.                                      Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Preferred Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1                               Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.

4.2                               Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3                               Compliance Certificate. A Director or the Secretary of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Subsections 4.1 and 4.2 have been fulfilled.

4.4                               Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be obtained by the Company in connection with the lawful issuance and sale of the Preferred Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5                               Opinion of Company Counsel. The Purchasers and the Placement Agent shall have received from each of Mayer Brown LLP and from Mayer Brown International LLP, special U.S. and English law counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit E attached to this Agreement.

4.6                               Board of Directors. As of the Closing, the authorized size of the Board of Directors shall be a maximum often (10), and the initial Board of Directors shall be seven (7), and the Board of Directors shall be comprised of James Noble, Jonathan Knowles, and one Company director to be named as soon as practicable following Closing (being three (3) deemed appointees of the holders of the Ordinary Shares), David Mott and Ali Behbahani (being two (2) Preferred Share appointees of NEA), Peter Thompson (being one (1) Preferred Share appointee of Orbimed) and Elliott Sigal (being one (1) independent industry representative who is mutually acceptable to all the other directors). As soon as practicable following the Closing, the Board of Directors shall form a compensation committee, comprised of at least one director designated by the holders of Preferred Shares and one director designated by the holders of Ordinary Shares, for the purposes of, among other things, reviewing and determining the compensation of the Company’s executive officers.

4.7                               Investors’ Rights Agreement and Shareholders Agreement. The Company and each Purchaser shall have executed and delivered the Investors’ Rights Agreement and Shareholders Agreement.

4.8                               Amended Articles. The Company shall have adopted the Amended Articles on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.9                               Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Amended Articles of the Company, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the shareholders of the Company adopting the Amended Articles.

4.10                        Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart or other copies of such documents as reasonably requested.

4.11                        Management Rights Letter. A Management Rights Letter shall have been executed by the Company and delivered to each Purchaser to whom it is addressed.

4.12                        Wellington Letter. The Wellington Letter shall have been executed by the Company and delivered to each Purchaser to whom it is addressed.

4.13                        Fidelity Letter. The Fidelity Letter shall have been executed by the Company and delivered to each Purchaser to whom it is addressed.

4.14                        Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or disapplied or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any issue of its securities.

5.                                      Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Preferred Shares to the Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1                               Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2                               Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3                               Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be obtained by the Purchasers in connection with the lawful issuance and acquisition of the Preferred Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4                               Investors’ Rights Agreement and Shareholders Agreement. Each Purchaser shall have executed and delivered the Investors’ Rights Agreement and the Shareholders Agreement.

6.                                      Miscellaneous.

6.1                               Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2                               Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including without limitation Section 5-1401 of the New York General Obligations Law.

6.4                               Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail

(including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5                               Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6                               Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given as follows: (a) if given by personal delivery to the party to be notified then at the time of delivery, (b) if sent by electronic mail or facsimile during normal business hours of the recipient then immediately upon transmission provided that, in the case of electronic mail, the sender shall not have received any indication that the message has failed to be delivered and, in the case of facsimile transmission, the sender shall have received a transmission report indicating that all the pages of the notice have been transmitted to the correct facsimile number, provided that if any communication would otherwise become effective on a non-business day or outside of normal business hours then it shall instead become effective on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address or to their electronic mail address or to their facsimile number as set forth on a signature page hereto or in Exhibit A. or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.6. If notice is given to the Company, a copy shall also be sent to David S. Bakst, Mayer Brown LLP, 1675 Broadway, New York, New York 10019 and to Richard Smith, Mayer Brown International LLP, 201 Bishopsgate, London EC2M 3AF, United Kingdom and if notice is given to the Purchasers, a copy shall also be given to Trevor J. Chaplick, Proskauer Rose LLP, 1001 Pennsylvania Avenue, NW, Suite 400 South, Washington, DC 20004-2533.

6.7                               Finder’s Fees. Each party agrees to bear the costs of any finder’s fee or commission that it may incur in connection with this Agreement or any transactions pursuant to it. Each party expressly excludes any liability for any finder’s fee or commission that may be incurred by any other party in connection with this Agreement or any transactions pursuant to it.

6.8                               Fees and Expenses. At the Closing, the Company shall pay the reasonable fees and expenses of Proskauer Rose LLP, King & Wood Mallesons LLP and Knobbe Martens, the U.S. and English law counsel for New Enterprise Associates 14, Limited Partnership and its affiliated funds and certain other Purchasers, in an amount not to exceed, in the aggregate, U.S.$ 100,000.

6.9                               Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, and the holders of at least a majority of the Preferred Shares. Any amendment or waiver effected in accordance with this Subsection 6.9 shall be binding upon the Purchasers and each transferee of the Preferred Shares

(or the Ordinary Shares issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.10                        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11                        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12                        Entire Agreement. This Agreement (including the Exhibits hereto), the Amended Articles and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.13                        Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER

COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Share Purchase Agreement as of the date first written above.

ADAPTIMMUNE LIMITED

By:	/s/ N.J. Cross

Name:	N.J. Cross
(print)

Title:	Director

Address: 91 Park Drive, Milton Park, Abingdon,
Oxfordshire OX14 4RY, United Kingdom

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

New Enterprise Associates 14, Limited Partnership
By: NEA Partners 14, Limited Partnership,
its General Partner

By:	NEA 14 GP, LTD, its General Partner

By:	/s/ Louis S. Citron	, Chief Legal Officer

NEA Ventures 2014, Limited Partnership
By:	/s/ Louis S. Citron
Its Vice President

Address:
c/o New Enterprise Associates
1954 Greenspring Drive, Suite 600
Timonium, MD 21093

Attn: Pamela Clark

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

OrbiMed Private Investments V, L.P.
By: OrbiMed Capital GP V LLC, its General Partner

By: OrbiMed Advisors LLC, its Managing Member

By:	/s/ Carl Gordon
Name:	Carl Gordon
Title:	Member
Address:	OrbiMed Private Investments V, L.P.
Attn:	Legal
601 Lexington Avenue (at 53rd Street)
54th Floor
New York, NY 10022-4629

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SMALLCAP World Fund, Inc.

By: Capital Research and Management
Company, for and on behalf of SMALLCAP
World Fund, Inc., as beneficial holder, and
Clipperbay & Co. (HG22), as nominee for
SMALLCAP World Fund, Inc.

By:	/s/ Kristine M. Nishiyami
Name:	Kristine M. Nishiyami
Title:	Authorized Signatory

Address:
c/o Capital Research and Management
Company
333 South Hope Street, 33rd Floor
Los Angeles, California 90071
Attention:	Erik A. Vayntrub

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

BEACON BIOVENTURES FUND III
LIMITED PARTNERSHIP

By:	Beacon Bioventures Advisors Fund III
Limited Partnership, its General Partner

By:	Impresa Management LLC, its General
Partner

By:	/s/ Mary Bevelock Pendergast
Name:	Mary Bevelock Pendergast
Title:	Vice President

Address: Beacon Bioventures Advisors Fund
III Limited Partnership
c/o Fidelity Biosciences
25 Cannon Street, 3rd Floor
London, EC4M 5TA
United Kingdom
Attention: Alex Pasteur
Email: alex.pasteur@fmr.com

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Ridgeback Capital Management LP

By:	/s/ Bud Holman
Name:	Bud Holman
Title:	Director & General Counsel
Address:	75 Ninth Ave., 5th F1.
New York, NY 10011
Authorized Signatory

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Foresite Capital Fund II, L. P.
By:	Foresite Capital Management II, LLC
Its:	General Partner

By:	/s/ Dennis D. Ryan
Name:	Dennis D. Ryan
Title:	CFO
Address:	101 California St., Suite 4100
San Francisco, CA 94111

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Novo A/S

By:	/s/ Thomas Dyrberg
Name:	Thomas Dyrberg
Title:	Senior Partner
Address:
Thomas Dyrberg
Senior Partner
Novo A/S
Tuborg Havnevej 19
2900 Hellerup
Denmark

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Salthill Investors (Bermuda) L.P.

By:	Wellington Management Company, LLP
as investment adviser

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel

Salthill Partners, L.P.

By:	Wellington Management Company, LLP
as investment adviser.

By:	/s/ Steven M. Hoffman
Name: Steven M. Hoffman
Title: Vice President and Counsel

Address for notices to the above Purchasers:

c/o Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210
Attention: Emily Babalas
Telephone No: +1-617-790-7770
Fax No:+1-617-289-5699
Email Address: seclaw@wellington.com

With a copy (which shall not constitute notice) to:

WilmerHale
60 State St.
Boston, MA 02482
Attn: Jason L. Kropp
jason.kropp@wilmerhale.com
Facsimile: (617) 526-5000

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Fourth Avenue Capital Partners LP, by its
General Partner, Fourth Avenue Capital Partners GPLLC

By:	/s/ Tracy Fu
Name:	Tracy Fu
Title:	Managing Member
Address:	c/o QVT Financial LP
1177 Avenue of the Americas,
9th Floor
New York, NY 10036

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

QVT Fund V LP, by its General Partner, QVT
Associates GP LLC

By:	/s/ Tracy Fu
Name:	Tracy Fu
Title:	Managing Member
Address:	c/o QVT Financial LP
1177 Avenue of the Americas,
9th Floor
New York, NY 10036

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Bryan White

By:	/s/ Bryan White
Address:	601 Union Street, 56th Floor
Seattle, WA 9810

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Quintessence Fund L.P.,
by its general partner,
QVT Associates GP LLC

By:	/s/ Tracy Fu
Name:	Tracy Fu
Title:	Managing Member
Address:	c/o QVT Financial LP
1177 Avenue of the Americas,
9th Floor
New York, NY 10036

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

QVT Fund IV LP, by its General Partner, QVT
Associates GP LLC

By:	/s/ Tracy Fu
Name:	Tracy Fu
Title:	Managing Member
Address:	c/o QVT Financial LP
1177 Avenue of the Americas,
9th Floor
New York, NY 10036

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Rock Springs Capital Master Fund LP

By: Rock Springs GP LLC
Its: General Partner

By:	/s/ Kris Jenner
Name:	Kris Jenner
Title:	Managing Director / Member
Address:	Rock Springs Capital
650 S. Exeter St.
Suite 1070
Baltimore, MD 21202

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

venBio Select Fund LLC

By:	/s/ Behzad Aghazadeh
Name:	Behzad Aghazadeh
Title:	Partner
Address:	1350 Avenue of the Americas
F1. 20th
New York, NY 10019

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Merlin Biomed Private Equity Advisors, LLC

By:	/s/ Dominique Semon
Name:	Dominique Semon
Title:	Managing Partner
Address:	Merlin Nexus
424 West 33rd Street, Suite 330
New York, NY 10001

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

The Chancellor, Masters and Scholars of the
University of Oxford

By:	/s/ Christopher Towler
Name:	Christopher Towler
Title:	Director, Oxford Spinout Equity Management

By:	/s/ Giles Kerr
Name:	Giles Kerr
Title:	Director of Finance

Address: University Offices
Wellington Square
Oxford OX1 2JD
United Kingdom

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

St Catherine’s College in the University of Oxford

/s/ N J Cross	By:
Signed by Nicholas John Cross,	Name:
under & power of attorney dated	Title:
24 July 2014, duly authorised	Address: Manor Road, Oxford, OX1 3UJ,
for and on behalf of St Catherine’s	United Kingdom
College in the University of Oxford

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Financial Consultants (Jersey) Limited

/s/ N J Cross	BY:
Signed by Nicholas John Cross,	Name:
under a power of attorney dated	Title:
1 August 2014, duly authorised	Address: a/c 91 - Centenary House, La Grande
for and on behalf of financial	Route de St Pierre, St Peter, Jersey JE3 7AY
Consultants (Jersey) Limited

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Sigal Family Investments, LLC

By:	/s/ Elliott Sigal
Name:	Elliott Sigal
Title:	Manager
Address: 32 Brearly Road, Princeton, New Jersey 08540

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT